Exhibit 99.1

Company Contact:
Dana Grosser
SEI
+1 610-676-2459
dgrosser@seic.com
Pages:    1

FOR IMMEDIATE RELEASE

SEI DECLARES DIVIDEND OF $.24 PER SHARE AND
INCREASE IN STOCK REPURCHASE PROGRAM

OAKS, Pa., Dec. 9, 2014 - The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a regular semi-annual dividend of $.24 (twenty-four cents) per share, a $.02, or nine percent (9%), increase compared to its last regular semi-annual dividend. The cash dividend will be payable to shareholders of record on December 22, 2014, with a payment date of January 6, 2015.

In addition, SEI's Board of Directors also approved an increase in its stock repurchase program by an additional $100 million, increasing the available authorization under the program to approximately $131 million. Since the beginning of calendar year 2014, the Company repurchased approximately 7.2 million shares at a cost of approximately $250 million.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2014, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $612 billion in mutual fund and pooled or separately managed assets, including $249 billion in assets under management and $363 billion in client assets under administration. For more information, visit seic.com.

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